Exhibit 10.46

Execution Version

EQUITY AWARD AGREEMENT

THIS EQUITY AWARD AGREEMENT (this “Agreement”) IS DATED AS OF APRIL 19, 2021 (the “Effective Date”), BY AND AMONG ENDEAVOR OPERATING COMPANY, LLC, A DELAWARE LIMITED LIABILITY COMPANY (“EOC Parent”), ENDEAVOR GROUP HOLDINGS, INC., A DELAWARE CORPORATION (“EGH”), CHRISTIAN MUIRHEAD, AN INDIVIDUAL (“Grantee”), WME IRIS MANAGEMENT IV HOLDCO, LLC, A DELAWARE LIMITED LIABILITY COMPANY (“Iris IV”), AND WME HOLDCO, LLC, A DELAWARE LIMITED LIABILITY COMPANY (“WME Holdco”).

RECITALS

A.

EOC Parent, EGH and Grantee have entered into that certain Term Employment Agreement by and between EGH, EOC Parent and Grantee dated as of April 19, 2021, as may be amended from time to time (the “Employment Agreement”).

B.	EOC Parent, Iris IV, WME Holdco and Grantee are party to those certain agreements set forth on Schedule A hereto (the “Prior Agreements”).

C.

EOC Parent, Iris IV, WME Holdco and Grantee acknowledge and agree that, as of the Effective Date, except as set forth herein, the Prior Agreements shall be superseded in their entirety by this Agreement and the Prior Agreements shall hereby terminate and no longer have any force or effect.

D.

This Agreement is designed to amend and restate all the terms and conditions of the equity interests previously granted pursuant to the Prior Agreements in connection with Grantee’s performance of services to EOC Parent, EGH and their respective subsidiaries (collectively, “Employer”).

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

1.	Grantee’s Owned Units.

1.1    EOC Parent, Iris IV and WME Holdco each acknowledge and agree that, as of the Effective Date, (a) Grantee, or Grantee’s Related Person(s), owns the class and number of equity securities set forth on Schedule B attached hereto (the “Owned Units”), (b) the number of vested and unvested Owned Units is set forth opposite such Owned Units under the headings “Vested Owned Units” and “Unvested Owned Units”, respectively, (c) the unvested Owned Units shall vest in accordance with the vesting principles set forth on Schedule C attached hereto, (d) the Owned Units shall on and after the Effective Date remain subject to certain repurchase obligations as set forth on Schedule D attached hereto, (e) the Distribution Threshold of the Owned Units, to the extent such Owned Units are profits interests, is set forth opposite such Owned

Units under the heading “Distribution Threshold” and is subject to the principles set forth opposite such Owned Units under the heading “Catch-Up Principles”; and (f) the Owned Units shall remain subject to the terms and conditions of that certain Partner Letter Agreement, dated as of September 30, 2018, among EOC, WME Holdco, Iris IV and Grantee (provided, that, references to the “WME Parent” shall be deemed to refer to EOC Parent and “WME Parent Board” shall be deemed to refer to the Managing Member of EOC Parent (the “EOC Managing Member”)) (the “Partner Agreement”). For the avoidance of doubt, unless otherwise determined by EOC Parent, the Partner Agreement shall terminate upon the consummation of an IPO.

1.2    The Distribution Threshold of the Owned Units, as applicable, may be adjusted, prior to or in connection with (a) an “IPO” (as defined in the EOC Parent LLC Agreement), or (b) a merger or other transaction following which EOC Parent or an affiliate of EOC Parent has publicly traded securities, by the EOC Managing Member, in good faith, to account for a Restructuring (as defined below), a Recapitalization (as defined below), capital contributions, distributions or other similar events; provided, that in the case of adjustments to the Distribution Threshold, such adjustment shall only be by the amount necessary so that the Owned Units satisfy the requirements for a profits interest as set forth in Internal Revenue Service (“IRS”) Revenue Procedures 93-27 and 2001-43, or any future IRS guidance or other authority that supplements or supersedes the foregoing IRS Revenue Procedures.

1.3    Grantee acknowledges and agrees that (a) EOC Parent, Iris IV and WME Holdco may be recapitalized, reorganized, liquidated, merged into or consolidated or combined with another entity, or otherwise restructured in connection with an IPO (a “Restructuring”) and, in connection with any Restructuring, EOC Parent, Iris IV and WME Holdco are entitled to, in their good faith discretion, unilaterally cause the Owned Units to be converted, recapitalized, reclassified, redeemed or otherwise exchanged and the terms and conditions of the Owned Units to be adjusted (a “Recapitalization”), in each case, without Grantee’s consent, and (b) (i) any rights and obligations of Grantee with respect to Grantee’s equity interests in Iris IV and WME Holdco immediately prior to a Restructuring and/or Recapitalization shall apply equally to the equity interests received by Grantee in connection with a Restructuring and/or Recapitalization and (ii) all references to Iris IV and WME Holdco (and any governing bodies and organizational documents thereof) shall be deemed to refer to the applicable successors thereto (and any governing bodies and organizational documents thereof) following a Restructuring and/or Recapitalization and all references to equity interests in Iris IV and WME Holdco herein shall be deemed to refer to the corresponding equity interests held by Grantee immediately following a Restructuring and/or Recapitalization. Without limiting the foregoing, Grantee, EOC Parent, EGH, Iris IV and WME Holdco agree that the Owned Units that are “catch-up” profits interests that, based on the total equity value of EOC Parent implied by the offering price of a share of common stock of EGH to the public in an IPO, will receive the same economics that they would have received if such Owned Units had a Distribution Threshold equal to the applicable “catch-up” Distribution Threshold of such Owned Units set forth on Schedule B, may be converted, recapitalized, reclassified, redeemed or otherwise exchanged into direct or indirect interests in Class A Common Units (as defined in the EOC Parent LLC Agreement) of EOC Parent in connection with a Restructuring and/or Recapitalization.

1.4    Grantee acknowledges and agrees that, on and after the Effective Date, Grantee will be subject to the Restrictive Covenants (as defined in and set forth on Schedule E attached hereto).

2.	Miscellaneous.

2.1    Operating Agreements. By entering into this Agreement, Grantee agrees and acknowledges that (a) Grantee has received and read a copy of the applicable Operating Agreement(s), (b) the Owned Units are subject to the applicable Operating Agreement(s) (including indirectly to the EOC Parent LLC Agreement), the terms of which Operating Agreement(s) are hereby incorporated herein by reference and made part of this Agreement, and (c) Grantee shall be bound by all of the terms and conditions of the applicable Operating Agreement(s). In the event of a conflict between any term or provision contained in this Agreement (other than Section 2.4 hereof) and a term or provision of an applicable Operating Agreement (other than the EOC Parent LLC Agreement) and/or the EOC Parent LLC Agreement, the applicable terms and provisions of the EOC Parent LLC Agreement shall govern and prevail, and then in decreasing order of seniority, the applicable Operating Agreement and lastly, this Agreement. Without limiting the provisions of this Section 2.1, Grantee acknowledges that the Owned Units are subject to the provisions of the applicable Operating Agreement(s) under which (i) the applicable governing body has full discretion to interpret and administer this Agreement and its judgments are final, binding and conclusive on Grantee (absent manifest error), and (ii) Grantee shall be prohibited from Transferring the Owned Units to any other Person except as expressly permitted by the applicable Operating Agreement(s) or as provided for herein. Notwithstanding Grantee’s status as a member of Iris IV and WME Holdco, Grantee shall have no right whatsoever to (A) examine the books and records of Iris IV and WME Holdco or Employer or (B) obtain any information about the identities of the other members of Iris IV and WME Holdco or members of Employer (or of the size or nature of such other members’ or members’ interests in Iris IV and WME Holdco or Employer, respectively). This Agreement shall not restrict in any way the adoption of any amendment to any applicable Operating Agreement(s) in accordance with the terms of such applicable Operating Agreements.

2.2    Notices. Notices to EOC Parent, Iris IV or WME Holdco (or any successor entities thereto) hereunder shall be addressed to such party c/o EOC Parent at the principal executive office of EOC Parent, unless otherwise designated in writing by EOC Parent. Notices to Grantee hereunder shall be addressed to Grantee at the address appearing in the personnel records of Employer or an Affiliate thereof for Grantee, unless otherwise designated in writing by Grantee.

2.3    Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Delaware applicable to contracts entered into and wholly performed in said State.

2.4    Disputes. Upon the occurrence of any dispute or disagreement between the parties hereto arising out of or in connection with any term of this Agreement, the subject matter hereof, or the interpretation or enforcement hereof, the parties shall comply with the dispute resolution procedure set forth in Section 13 of the Employment Agreement.

2.5    Entire Agreement. This Agreement, together with the Partner Agreement, the organizational documents of EOC Parent, Iris IV, and EGH (in each case, as may be amended, modified or supplemented from time to time) and any other agreements which may be entered into by Grantee and Employer on and after the Effective Date, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations, discussions and preliminary agreements (including, without limitation, the Prior Agreements); provided, that the release of claims set forth in that certain Class A Member Agreement, dated as of October 30, 2014, by and between WME Holdco and Grantee shall not be superseded by this Agreement and remain in full force and effect. This Agreement may not be amended except in writing executed by the parties hereto. EOC Parent, Iris IV, WME Holdco and Grantee acknowledge and agree that, except as set forth herein, as of the Effective Date, the Prior Agreements shall be superseded in their entirety by this Agreement and the Prior Agreements shall hereby terminate and no longer have any force or effect; provided, that the parties acknowledge and agree that any terms of the Prior Agreements that are intended to be incorporated herein shall be interpreted in a manner consistent with the intention of the Prior Agreements (except as explicitly set forth herein). Notwithstanding anything herein to the contrary, to the extent an IPO does not occur on or prior to December 31, 2021, this Agreement shall be void ab initio and the Prior Agreements shall remain in full force and effect.

2.6    Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

2.7    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against or interpreted to the disadvantage of the party drafting or structuring such agreement or document.

2.8    Interpretation. Defined terms used in this Agreement in the singular shall import the plural and vice versa. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections shall be deemed to be references to Sections of this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement (including any schedules or annexes attached hereto) as a whole and not to any particular provision of this Agreement. Any statute or laws defined or referred to herein shall include any rules, regulations or forms promulgated thereunder from time to time and as from time to time amended, modified or supplemented, including by succession of successor rules, regulations or forms. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to the number of Owned Units means such Owned Units as appropriately adjusted to give effect to any share combinations, restructuring or other capitalizations of EOC Parent or its capital structures. Any reference herein to the holder of a particular class or series of Owned Units shall be a reference to such Person solely in its capacity as a holder of that particular class or series of Owned Units.

2.9    Successors and Assigns. Each party hereto may, in his or its discretion, assign his or its rights and obligations under this Agreement (including, without limitation, in connection with a Restructuring); provided, that Grantee shall not be entitled to assign any of Grantee’s rights or obligations without the consent of each of EOC Parent, Iris IV and WME Holdco (or any successor entities thereto). The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

2.10    Definitions. For purposes of this Agreement and the schedules thereto:

(a)    “Affiliates” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person, and including any Trust or Family Member of such Person.

(b)    “Cause” shall have the meaning set forth in the Employment Agreement.

(c)    “Distribution Threshold” means the “Distribution Threshold” set forth opposite each applicable Owned Unit on Schedule B, as may be adjusted in accordance with Section 1.2.

(d)    “Employer Non-Renewal” means a termination of Grantee’s employment or service relationship with Employer pursuant to clause (ii) of the definition of Grantee Non-Renewal where Employer did not offer Grantee a new employment, services, guaranteed compensation or other similar agreement with Employer pursuant to a bona fide offer prior to such termination. For the avoidance of doubt, in no event shall an Employer Non-Renewal be deemed to be a termination with or without Cause or with or without Good Reason.

(e)     “EOC Parent LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of EOC Parent, as may be amended, restated, modified or supplemented, from time to time.

(f)    “Family Member” means with respect to a Person, such Person’s spouse, domestic partner, parents, children or siblings, including any Affiliates thereof.

(g)    “Good Reason” shall have the meaning set forth in the Employment Agreement.

(h)    “Grantee Non-Renewal” means (i) any failure of Grantee to execute a new employment, services, guaranteed compensation, or other similar agreement with Employer offered pursuant to a bona fide offer by Employer following (or to become effective upon) expiration of Grantee’s then-existing (or prior) employment or agreement or (ii) any termination of Grantee’s employment or service relationship with Employer following expiration of Grantee’s prior employment, services, guaranteed compensation or other similar agreement with Employer if a new agreement between Employer and Grantee has not been executed. For the avoidance of doubt, in no event shall a Grantee Non-Renewal be deemed to be a termination with or without Cause or with or without Good Reason.

(i)    “Operating Agreement” shall mean, with respect to each of EOC Parent, Iris IV or WME Holdco, its limited liability company agreement, as may be amended from time to time, and, following an IPO, the organizational document of its successor (including any successor in connection with any Restructuring).

(j)    “Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, governmental authority or other entity.

(k)    “Related Person(s)” means any Family Member, Trust and any other Person of which Grantee or any of the foregoing has a direct or indirect economic or beneficial or other interest in or is a beneficiary of.

(l)    “Trust” means, with respect to Grantee, (i) a revocable trust that is treated as a grantor trust for income tax purposes; provided, that and only so long as (a) the beneficiaries of such Trust includes only Grantee and Grantee’s spouse, domestic partner or lineal descendants and (b) Grantee retains exclusive voting control over the Owned Units, in a trustee capacity or otherwise or (ii) any other trust that is solely for bona fide estate planning purposes that shall not, and shall not be used to, circumvent the provisions herein; provided, that and only so long as the beneficiaries of such Trust include only Grantee and Grantee’s spouse, domestic partner or lineal descendants.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Christian Muirhead

ENDEAVOR OPERATING COMPANY, LLC

By

Its Authorized Signatory

ENDEAVOR GROUP HOLDINGS, INC.

By

Its Authorized Signatory

WME IRIS MANAGEMENT IV HOLDCO, LLC

By

Its Authorized Signatory

WME HOLDCO, LLC

By

Its Authorized Signatory

Signature Page to Equity Award Agreement

SCHEDULE A

Prior Agreements

•	Class A Member Agreement, by and between WME Holdco, LLC and Grantee, dated as of October 30, 2014

•	Unit Exchange and Redemption Agreement, by and among WME Entertainment Parent, LLC, WME Holdco, LLC and Grantee, dated as of March 21, 2017

•	Management Unit Award Agreement by and between WME Iris Management IV Holdco, LLC and Grantee, dated June 15, 2017

•	Letter Agreement, by and between WME Iris Management IV Holdco, LLC and Grantee, dated June 30, 2018

SCHEDULE B

Owned Units

(as of the Effective Date, except as otherwise noted)

Owned Units	Vested Owned Units	Unvested Owned Units	Distribution Threshold[1]	Catch-Up Principles
2,194,268 Class A Units of WME Holdco, LLC (the “Class A Units”)	2,194,268	0	Not applicable	Not applicable.

732,697 Profits Units of WME Holdco, LLC (the “Profits Units”)	732,697	0	Not applicable	Not applicable.

822,875 time-vesting Management Units of WME Iris Management IV Holdco, LLC (the “Iris IV Time Based Units”)	822,875	0	$5,111,662,715	Not applicable.

873,999 performance-vesting Management Units of WME Iris Management IV Holdco, LLC (the “Iris IV Performance Based Units” and, together with the Iris IV Time Based Units, the “Iris IV Units”)	384,008	489,991	$5,551,926,999	The Iris IV Performance Based Units will “catch-up” on distributions or appreciation from and after such Distribution Threshold is met so that, assuming sufficient distribution or appreciation, such Iris IV Performance Based Units will “catch-up” and receive the same economics in any applicable distribution under the terms of the EOC Parent LLC Agreement that they would have received if the Iris IV Performance Based Units had a Distribution Threshold of $0.

1	Distribution Thresholds are as of December 31, 2020.

SCHEDULE C

Vesting Principles

1.	Iris IV Units:

A.	For purposes of this subsection (1) to Schedule C:

(i)

“Change of Control” shall mean, prior to an IPO, “Sale Transaction” (as defined in the EOC Parent LLC Agreement) and, as of and following an IPO, “Change of Control” (as defined in the EOC Parent LLC Agreement).

(ii)

“Performance Vesting Equity Value” means, at any applicable time of determination, the total equity value of EOC Parent and its subsidiaries as reasonably determined by the Chief Executive Officer and Executive Chairman of EOC Parent (or their respective successors) or, following an IPO, the Board of Directors of EGH (or any other body to which it defeases or delegates authority) (the “Governing Body”) in good faith.

(iii)	“Vested Iris IV Units” means, as of any date, the Iris IV Units that have become vested pursuant to this subsection (1) to Schedule C on or prior to such date.

B.

The Iris IV Performance Based Units shall vest in such amounts and at such times, so that, (i) as of Effective Date, 46.6% of the Iris IV Performance Based Units shall be vested, and (ii) as of the applicable time of determination, 70% of the Iris IV Performance Based Units shall be vested upon the achievement by EOC Parent of a Performance Vesting Equity Value of $7,000,000,000, 90% of the Iris IV Performance Based Units shall be vested upon the achievement by EOC Parent of a Performance Vesting Equity Value of $8,000,000,000, and all of the Iris IV Performance Based Units shall be vested upon the achievement by EOC Parent of a Performance Vesting Equity Value of $9,000,000,000. Any of the Iris IV Performance Based Units that do not vest upon a Change of Control based on the Performance Vesting Equity Value implied thereby in accordance with the foregoing shall remain outstanding and shall continue to be subject to vesting in accordance with the terms of this subsection (1)(B) to Schedule C, or, alternatively, solely to the extent agreed to by the Chief Executive Officer and Executive Chairman of EOC Parent (or their respective successors) or, following an IPO, the Governing Body, may be exchanged into Units in EOC Parent (which exchange shall be caused by Iris IV pursuant to the applicable Operating Agreement) and thereafter rolled over into equity interests of the buyer with an equivalent economic value as of the consummation of such Change of Control and vesting conditions that are no less favorable to Grantee than the remaining vesting conditions with respect to the unvested Iris IV Performance Based Units as of the consummation of such Change of Control. Solely to the extent agreed to by the Chief Executive Officer and Executive Chairman of EOC Parent (or their respective successors) or, following an IPO, the Governing Body, any or all of the Iris IV Performance Based Units that do not vest upon the consummation of an IPO based on the Performance Vesting Equity Value implied thereby in accordance with the foregoing shall remain outstanding and shall continue to be subject to vesting in accordance with the terms of this subsection (1)(B) to Schedule C. Notwithstanding anything to the contrary, each of the threshold dollar amounts set forth herein with respect to the Performance Vesting Equity Value set forth herein with respect to the Iris IV Performance Based Units (the “Threshold Amounts”) may be adjusted by the Chief Executive Officer and Executive Chairman of EOC Parent (or their respective successors) or, following an IPO, the Governing Body, in good faith, to account for Capital Contributions (as defined in the WME Iris Management IV LLC Agreement), distributions of capital proceeds or available cash flow, restructurings or other recapitalizations of EOC Parent, EGH or their capital structures, or other similar events (including, without limitation, any transaction pursuant to which EOC Parent acquires equity interests in Zuffa Parent, LLC or any of its Affiliates).

C.

Notwithstanding anything to the contrary contained in this Agreement, upon the consummation of a Change of Control, any or all of the unvested Iris IV Units may be cancelled as determined by the Chief Executive Officer and Executive Chairman of EOC Parent (or their respective successors) or, following an IPO, the Governing Body.

D.

Upon the termination of Grantee’s employment or services with Employer for any reason: (i) subject to the provisions of this Schedule C and of the applicable Operating Agreement, Grantee (or Grantee’s estate, in the case of a termination upon the death of Grantee) shall be entitled to retain Grantee’s Vested Iris IV Units following such termination; and (ii) all of the Iris IV Units that are not Vested Iris IV Units shall be forfeited without any consideration paid to Grantee. Upon the termination of Grantee’s employment or services with Employer by Employer without Cause, by Grantee with Good Reason, or due to an Employer Non-Renewal, a number of the unvested Iris IV Performance Based Units shall be eligible to vest based on the Performance Vesting Equity Value as of the date of such termination of employment.

SCHEDULE D

Repurchase Obligations

Each of WME Holdco and Iris IV may, at any time upon delivery of written notice to Grantee following a termination of Grantee’s employment or services with Employer for any reason, exercise a Repurchase Option (as defined in the applicable Operating Agreement) with respect to any or all of the vested WME Holdco Units or Iris IV Units, as applicable, in accordance with, and subject to the terms and conditions of, the applicable Operating Agreement.

Notwithstanding anything to the contrary in the Operating Agreements, if (X) prior to the consummation of an IPO, Grantee’s employment with Employer is terminated by Employer with Cause or by Grantee without Good Reason or, solely in the case of Class A Units or Profits Units of WME Holdco, upon a Grantee Non-Renewal, or (Y) on or following the consummation of an IPO, Grantee’s employment or services with Employer is terminated by Employer with Cause, then the consideration payable by WME Holdco or Iris IV, respectively, to Grantee pursuant to an exercise by WME Holdco or Iris IV, respectively, of the applicable Repurchase Option with respect to Grantee’s vested Class A Units or Profits Units or Iris IV Units shall, (a) prior to an IPO, be 50% of the fair market value of such vested Class A Units or Profits Units as determined by the Executive Committee of WME Holdco in accordance with the Operating Agreement of WME Holdco, and in the case of Iris IV Units, be 50% of the Fair Market Value (as defined in the EOC Parent LLC Agreement) of the corresponding Profits Units and (b) as of and following an IPO, 50% of the fair market value of the Units in EOC Parent corresponding to the vested Class A Units or Profits Units or Iris IV Units, as applicable (as determined by the Governing Body).

For clarity, notwithstanding anything to the contrary contained in the Prior Agreements, if (a) prior to the consummation of an IPO, Grantee’s employment with Employer is terminated for any reason other than described in subsection (X) of the immediately preceding paragraph, or (b) on or following the consummation of an IPO, Grantee’s employment or services with Employer is terminated for any reason other than by the Employer with Cause, then the consideration payable by WME Holdco or Iris IV, respectively, to Grantee pursuant to an exercise by WME Holdco or Iris IV, respectively, of the applicable Repurchase Option shall be (A) prior to an IPO, with respect to Grantee’s vested Class A Units or Profits Units, the fair market value of such vested Class A Units or Profits Units as determined by the Executive Committee of WME Holdco in accordance with the Operating Agreement of WME Holdco, and, with respect to vested Iris IV Units, the Fair Market Value (as defined in the EOC Parent LLC Agreement) of the corresponding Profits Units of EOC Parent and (B) as of and following an IPO, the fair market value of the Units in EOC Parent corresponding to the vested Class A Units or Profits Units or Iris IV Units, as applicable (as determined by the Governing Body).

In connection with any Repurchase Option and as a condition to Grantee’s receipt of consideration for the vested Class A Units or Profits Units or Iris IV Units to be repurchased pursuant thereto, Grantee or Grantee’s estate, as applicable, shall take or cause to be taken all actions requested by the Chief Executive Officer and Executive Chairman of EOC Parent (or their respective successors) or, following an IPO, the Governing Body in order to expeditiously consummate such repurchase and any related transactions, including executing, acknowledging and delivering assignments, a general release of EOC Parent and its Affiliates and related persons (in form and substance satisfactory to EOC Parent) and other documents and instruments as may be reasonably requested and otherwise cooperating with the Chief Executive Officer and Executive Chairman of EOC Parent (or their respective successors) or, following an IPO, the Governing Body, and making customary representations and warranties, including as to due approval and ownership free and clear of any liens and transfer of the applicable vested Class A Units or Profits Units or Iris IV Units.

SCHEDULE E

Restrictive Covenants

1.

Non-Solicitation/No-Hire. During the period commencing on the Effective Date and ending on the second (2nd) anniversary of the date on which Grantee or any Affiliates of Grantee cease to be direct or indirect members of EOC Parent or, if earlier, the second (2nd) anniversary of the date on which Grantee’s employment or services with the Company Group terminates for any reason (the “Restricted Period”), Grantee shall not (and shall cause each of Grantee’s controlled Affiliates not to) directly, or indirectly through another Person, (a) induce or attempt to induce any employee, consultant or independent contractor of the Company Group to leave the employ or services of the Company Group or (b) hire any employee, consultant or independent contractor of the Company Group; provided, that the restrictions on solicitation in clause (a) of this Section 1 to Schedule E shall not preclude solicitations through the use of general advertising (such as web postings or advertisements in publications) or search firms, employment agencies or similar entities not specifically directed at the Company Group.

2.

Non-Competition. Grantee acknowledges and agrees that (a) at all times while Grantee is employed with the Company Group, Grantee shall pursue all appropriate business opportunities of the Company Group exclusively through the Company Group and (b) the Company Group would be irreparably damaged if Grantee (or, if applicable, any of Grantee’s controlled Affiliates) were to provide services to any Person (including Grantee) engaged in a Restricted Business (as defined below) and that such competition by Grantee (or, if applicable, any of Grantee’s controlled Affiliates) would result in a significant loss of goodwill by the Company Group. Therefore, Grantee agrees that during the period commencing on the Effective Date and ending on the first (1st) anniversary of the date on which Grantee or any Grantee’s Affiliates cease to be direct or indirect members of EOC Parent or, if earlier, the first (1st) anniversary of the date on which Grantee’s employment or services with the Company Group terminates for any reason, Grantee shall not (and, as applicable, shall cause each of his controlled Affiliates not to) directly or indirectly through another Person own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, advisor, individual independent contractor, consultant, representative or otherwise), consult with, represent, render services for, or in any other manner engage in the Restricted Business in any geographic area where the Company Group conducts it; provided, that nothing herein shall prohibit Grantee (and any of his controlled Affiliates, as applicable) from (i) being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation or entity which is publicly traded so long as Grantee (or any of Grantee’s controlled Affiliates, if applicable) does not have any active participation in the management or other business of such corporation or entity or (ii) being employed by or otherwise providing services to any corporation or entity, a division or subsidiary of which is engaged in Restricted Businesses so long as Grantee is not involved with such division or subsidiary. As used herein, the term “Restricted Business” means collectively (x) any talent agency business or (y) any business or businesses or a type not described in clause (x) in which Grantee was actively engaged on behalf of the Company Group during the preceding twelve (12) month period prior to the date on which Grantee ceases to be employed by or providing services to the Company Group (and any logical extensions thereof). Notwithstanding anything in this Agreement (including this Schedule E) to the contrary, this Section 2 of Schedule E (other than clause (a) hereof) shall not apply and shall have no force and effect upon (i) an Employer Non-Renewal, (ii) a termination of Grantee’s employment or services with the Company Group by the Company without Cause or (iii) a termination of Grantee’s employment or services with the Company Group by Grantee with Good Reason. No amendment of the Operating Agreement of WME Holdco that would change the covenants set forth in this Section 2 of Schedule E in a manner adverse to Grantee shall be effective as to Grantee without his written consent.

3.

Non-Disparagement. During the Restricted Period, Grantee shall not (and, if applicable, shall cause each of Grantee’s controlled Affiliates not to) defame or disparage the Company Group in any medium to any Person. Notwithstanding the foregoing, Grantee (and Grantee’s controlled Affiliates, if applicable) may confer in confidence with Grantee’s (or, if applicable, Grantee’s controlled Affiliates’) legal representatives and make truthful statements as are required by applicable law or legal process.

4.	Enforcement.

a.

Grantee agrees that the Company Group would suffer irreparable damage, that the Company Group would not have any adequate remedy at law in the event of a breach or threatened breach of any of the covenants set forth in Sections 1, 2 or 3 of this Schedule E (collectively, the “Restrictive Covenants”), that the damages resulting from any such breach or threatened breach would be material but not readily susceptible to being measured in monetary terms, and that any remedy at law (including the payment of damages) would be inadequate as a result of such breach or threatened breach. Accordingly, it is agreed that any member of the Company Group shall be entitled to an immediate injunction or injunctions to prevent breaches or threatened breaches of the Restrictive Covenants and to specific performance of such Restrictive Covenants, in each case without proof of actual damages, and Grantee waives any requirement for the securing or posting of any bond in connection with any such remedy.

b.

Grantee further agrees that the remedies provided for in this Section 4 of Schedule E shall be in addition to, and not in limitation of, any other remedies that may be available to the Company Group whether at law or in equity, including monetary damages, and all of the Company Group’s rights shall be unrestricted, including, but not limited to, the right to terminate Grantee at any time for any reason.

c.

Grantee acknowledges and agrees that as used in this Schedule E, the “Company Group” shall mean Employer and any current or former Affiliate of any member of Employer, as determined by EOC Parent in its discretion. Without limiting the foregoing, the Company may elect to assign or transfer all or any portion of its rights to enforce the provisions of this Schedule E to any person or entity who is a successor to any member of the Company Group or to any person or entity who acquires one or more businesses from any member of the Company Group.

5.

Restrictive Covenants Generally. If, at the time of enforcement of the Restrictive Covenants, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law. Grantee acknowledges that Grantee has had the opportunity to be represented by counsel in the negotiation and execution of this Agreement and hereby acknowledge that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company Group.

6.

Termination of Non-Competition Covenant. Notwithstanding the foregoing, if within ten (10) days of the date on which Grantee’s employment or services with the Company Group terminates upon a Grantee Non-Renewal (other than an Employer Non-Renewal), Grantee delivers an irrevocable and unconditional notice to EOC Parent, together with supporting documentation evidencing Grantee’s authority to do so and certificates and other evidence of ownership and surrender, in each case in forms reasonably acceptable to EOC Parent, that Grantee thereby relinquish to EOC Parent and its designees (a) all of the Owned Units (whether vested or unvested) and any and all other securities or other assets for or into which all or a portion of such Owned Units has been or may be exchanged or converted and (b) all proceeds (cash or otherwise) received or receivable with respect to such Owned Units or other assets (excluding tax distributions payable in respect of periods prior thereto, ordinary course annual bonus payments payable in respect of periods prior thereto and proceeds received prior thereto in respect of any sale of the Owned Units (and any and all other securities or other assets for or into which all or a portion of such Owned Units has been or may be exchanged or converted) in the public market following an IPO), in the case of each of clauses (a) and (b), in exchange for no consideration payable by the Company Group or any other Person, then the covenants set forth in Section 2 of this Schedule E shall terminate thereupon and have no further force or effect. For the avoidance of doubt, following the election described in the foregoing sentence, other than the covenants set forth in Section 2 of this Schedule E, each of Grantee’s covenants and obligations with respect to the Company Group (whether set forth in this Schedule E or otherwise) shall remain in effect in accordance with its terms.